EXHIBIT 5.1

AUSTRING, FENDRICK & FAIRMAN

BARRISTERS & SOLICITORS

LORNE N. AUSTRING DEBRA L. FENDRICK		3081 Third Avenue
H. SHAYNE FAIRMAN GREGORY A. FEKETE		Whitehorse, Yukon
ANNA J. PUGH MIKE A. REYNOLDS		Y1A 4Z7
MARK E. WALLACE BHREAGH D. DABBS
PHONE: (867) 668-4405
FAX: (867) 668-3710
E-MAIL: gf@lawyukon.com
OUR FILE NO:	032961-31

July 7, 2014

United States Securities and Exchange Commission

Washington, DC

20549 USA

Gold Reserve Inc.

926 West Sprague Avenue, Suite 200

Spokane, Washington

99201 USA

Dear Sirs/Mesdames:

Re:          Gold Reserve Inc. 2012 Equity Incentive Plan

We are Yukon counsel to Gold Reserve Inc., a corporation incorporated under the laws of the Yukon Territory (the "Company").  The Company adopted an Equity Incentive Plan in June 2012 (the "Equity Plan"), which was re-approved in June 2013 and amended and restated in April 2014. The Equity Plan permits the grant of stock options, stock appreciation rights for the employees, directors and consultants of the Company and its subsidiaries. The total number of Class A Common Shares, no par value, subject to issuance under the Plan is 7,550,000 shares, whether in the form of options, or stock appreciation rights, or any combination thereof.

The Class A Common Shares include the Class A Common Share Purchase Rights attaching to such shares pursuant to that certain Amended and Restated Shareholder Rights Plan Agreement, dated as of June 11, 2009, as amended by the First Amendment to Amended and Restated Shareholder Rights Plan Agreement dated June 27, 2012 between the Company and Computershare Trust Company of Canada (the "Rights Agreement"), which shall be issued pursuant to the Equity Plan, and will also include such additional Class A Common Shares as may become issuable pursuant to the anti-dilution provisions of the Equity Plan (such shares are collectively referred to as the “Securities”).

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that upon issuance and delivery of the Securities in accordance with the terms and conditions of the Equity Plan and, as appropriate, the Rights Agreement, and upon receipt by the Company of the full consideration for the Securities as determined pursuant to the Equity Plan and, as appropriate, the Rights Agreement, the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our opinion dated July 7, 2014 as an exhibit, and consent to the use of our name in this Registration Statement.

Yours truly,

/s/            Austring, Fendrick & Fairman

    Whitehorse, Yukon

     July 7, 2014